AMENDED AND RESTATED
                       OPERATING AGREEMENT


                                OF


                  FRONT RANGE ASSISTED LIVING, L.L.C.


                    a Limited Liability Company










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                              AMENDED AND RESTATED
                OPERATING AGREEMENT OF FRONT RANGE ASSISTED LIVING, L.L.C.


     THIS AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement"), dated as of the of 24th day of December 1996, is made by and between ROBERT A. BROOKS ("Brooks") and CAROL M. BROOKS, who are the members ("Members") of FRONT RANGE ASSISTED LIVING, L.L.C. In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.   DEFINITIONS

     1.1 The "Act" means the Kansas Limited Liability Company Act, K.S.A. 17-7601 et seq.

     1.2 The "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     1.3 The "Company" means the limited liability company formed pursuant to this Agreement.

     1.4 "Managing Member" shall mean Brooks or the successor managing member of the company.

     1.5 The "Project" shall mean the residential assisted living project and related property described in Section 5.1 hereof

     1.6 The "Regulations" shall mean the Treasury Regulations, as amended from time to time, promulgated under the Code.

2.   FORMATION

     2.1 Formation and Name. The initial Members formed Front Range Assisted Living, L.L.C., a limited liability company under and pursuant to the Kansas Limited Liability Act, K.S.A. Sec. 17-7601, et seq.

     2.2 Term. The term of the Company commenced upon the filing of the Articles of Organization of the Company with the Secretary of State of Kansas on July 18, 1995, and shall continue for a period of twenty-nine (29) years from such date.

     2.3 Offices. The address of the registered office of the Company shall be 260 North Rock Road, Suite 260, Wichita, Kansas 67206. The name and address of the resident agent of the Company in the state of Kansas is: Robert A. Brooks, 260 North Rock Road, Suite 260, Wichita, Kansas 67206. The registered office of the Company shall also be the location of its principal office.

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     2.4   Meetings.  Meetings of the Members may be held upon 10 days' written notice, with notice deemed to have been given if sent by mail or other means of written communication to the Members of record of the Company.

     2.5 Articles and Filings. The articles of organization of the Company have been filed with the Secretary of State of the State of Kansas. The Members shall hereafter execute and deliver all such certificates and other instruments conforming to this Agreement as shall be necessary for the Managing Member to accomplish all filings and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the Act.

     2.6 Effectiveness. This Agreement shall be effective upon the execution of this Agreement by Brooks and Carol M. Brooks. Thereafter, up to eight (8) additional persons may be admitted as Members at the sole discretion of Managing Member, and no consent shall be required of any of the other Members for the admission of up to such eight (8) additional Members. In the event of such admission of such additional Members, the Interest (as hereinafter defined) of such additional Members shall reduce the Interest of Brooks alone, and shall not affect the Interests of the other Members. Additional Members shall be entitled to an Interest of 6% per capital contribution of $50,000. No Member shall be admitted on more favorable terms than the terms of admission of the other Members (other than Brooks and Carol M. Brooks). Initially the Undersigned parties shall be all of the Members of the Company, including Brooks.
Additional Members shall be deemed admitted and party to this Agreement upon execution and acceptance of an Endorsement substantially in the form of Exhibit A, attached hereto.

     2.7 Supersedes Prior Operating Agreements. This Agreement revokes and supersedes all prior Operating Agreements of the Company in their entirety.


3.   CAPITALIZATION

     3.1 Capital Accounts. An individual capital account shall be maintained by the Company for each Member. Such capital accounts shall be maintained in accordance with the provisions of Regulation Section 1.704-1(b)(2)(iv). In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company (and, in the event the value of any Company asset is adjusted to its gross fair market value, subsequent allocations of income, gain, loss, and deduction with respect to such asset) shall be allocated among the members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as reflected on the books of the Company. It is the intention of the members by this provision to comply with the provisions of Code Section 704(c), and all computations for income tax purposes with respect to such contributed property shall be made in accordance with the Regulations.

     Provisions concerning capital accounts and other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with applicable Regulations and shall be interpreted and applied in a manner consistent with such Regulations. The Members shall make such adjustments as are necessary or appropriate to maintain equality between the capital

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accounts of the Members and the amount of Company capital reflected on the
Company's balance sheet as computed for book purposes, in accordance with applicable Regulations, and shall make such other appropriate modifications in the event unanticipated events might cause this Agreement not to comply with applicable Regulations.

     3.2 Initial Capital Contributions. The initial capital contributions of the Members shall be made simultaneously with the execution and delivery of this Agreement. Upon execution hereof, each Member shall deliver to the Company in cash the sum set forth opposite such Member's name, which sum shall be the initial value of such Member's capital account:

         Robert A. Brooks     $100
         Carol M. Brooks      $100

     3.3 Additional Capital Contributions. No Member shall be required to make any capital contribution to the Company beyond otherwise required by law; provided, however, that the Members may by unanimous consent agree to contribute cash or property to the Company as a capital contribution.

     3.4 Company Capital. No Member shall be paid interest on any capital contribution. No Member shall have the right to withdraw, or receive any return of, its capital contribution, except as specifically provided herein.

4. INTERESTS OF INITIAL MEMBERS; ALLOCATIONS AND DISTRIBUTIONS TO MEMBERS, VOTING RIGHTS

     4.1 Interests of Members. The interests ("Interests") of the initial Members in the Company are as follows, until changed by the admission of new Members pursuant to Section 2.6:

               Robert A. Brooks                      94%
                Carol M. Brooks                       6%

     4.2 Allocation of Profits and Losses. All items of income, gain, loss, deduction, and credit, shall be allocated among the Members in accordance with their percentage Interests in the Company.

     4.3 Distributions. The Company will distribute, at such times as may be determined in the sole discretion of the Managing Member, so much of the Company's cash as is not necessary or desirable for the conduct of the Company's business. Except in the case of liquidating distributions, which will be in accordance with Section 10.4, all distributions shall be made to the Members in accordance with their percentage Interests in the Company as of the time of the distribution.

     4.4 Voting Rights. With regard to any matter to be decided by a vote of the Members, voting rights shall be allocated among the Members in accordance with their percentage Interests

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in the Company.  The decision of the Members voting the majority (unless a greater percentage is otherwise provided) of Interests in the Company shall prevail.


5.     BUSINESS OF THE COMPANY

     5.1 Purpose. The primary purpose for which the Company is organized is to acquire, own, improve, develop, and operate an assisted care living facility; to finance such activities by borrowing such sums as may be necessary or advisable to grant mortgages, security agreements, or other encumbrances upon Company property to secure the Company debt; and to take all other actions and enter into all other agreements which are necessary, convenient, or incident to the acquisition, ownership, improvement, development, leasing, or sale of the Company property. Without limiting the generality of the foregoing, the Company shall construct and operate Evergreen Gardens of St. George, a 38-unit assisted care living facility located in St. George, Utah (the "Project").

     5.2 Development. The Company shall construct the Project in substantial conformance with the plans and specifications drafted by Folgers Architects and Facility Design, available for inspection in the office of the Company.

     5.3 Operation. Upon completion of the Project, the Company shall manage or operate, or lease or contract for the management and operation of, the Project.

6.     MANAGEMENT

     6.1 Powers, Rights. and Duties of Managing Member. The Managing Member shall have full and complete authority and discretion in the management and control of the business of the Company for the purposes herein stated and shall make all decisions affecting the business of the Company. The Managing Member shall manage and control the affairs of the Company to the best of his ability and shall use his best efforts to carry out the business of the Company set forth herein, and in connection therewith, the powers of the Managing Member include, but are not limited to, the power, on behalf of the Company and in its name, to do the following:

     a) Acquire, improve, develop, maintain, lease, and sell the Project on such terms and in such manner as the Managing Member may in its sole discretion approve;

     b) Expend the capital and revenues of the Company in furtherance of the Company's business;

     c) Seek zoning changes, plat approval, CPU approval, and other similar administrative actions;

     d) Enter into and execute agreements and any or all documents and instruments customarily employed in the real estate industry in connection with, or appropriate to, the proper acquisition, ownership, improvement,

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development, lease, or sale of the Project, or to perform effectively and properly its duties, or exercise its powers hereunder, including, but not limited to, construction contracts, subcontracts, agreements and undertakings for engineering services, legal services and accounting services;

     e) Borrow money from banks, other lending institutions, and other lenders for any Company purpose, including, without limitation, for construction, operation, and other purposes, and in connection herewith to issue notes, bonds, debentures, and other debt securities, and to mortgage, pledge, encumber, and hypothecate the assets of the Company to secure repayment of the borrowed sums;

     f) Employ agents, employees, managers, accountants, consultants, and other persons necessary or appropriate to carry out the business and operations of the Company (including an on-site manager or management company for the operation of the Project), and to pay, at the expense of the Company, fees, salaries, expenses, wages, and other compensation to such persons;

     g) Exercise the option of the Company to redeem any Member's interest pursuant to Section 9.3,

     h) Maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures;

     i) Sell all or substantially all of the assets of the Company and wrap up the business affairs thereafter;

     j) Purchase, at the expense of the Company, liability and other insurance to protect the Company's properties and business, and contract for the operation of the Project;

     k) Perform any and all other acts or activities customary or incident to the acquisition, ownership, financing, improvement, development, sale, or lease of the Project;

     l) Obtain all necessary governmental licenses, franchises, approvals, and consents on behalf of the Company to do business and operate the Project;

     m) Elect either the cash or accrual method of accounting as the accounting method of the Company;

     n)    Do all other acts not prohibited by law or by this Agreement;

     o) Execute valid and binding resolutions of the Company to accomplish any of the foregoing.

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Brooks shall be the initial Managing Member of the Company and shall serve until his resignation or until he is removed for cause by unanimous vote of all the other Members of the Company. Upon the resignation of a Manager, a successor shall be elected by a vote of the Members.

     6.2 Restrictions on Authority of the Managing Member. In addition to other acts expressly prohibited or restricted by this Agreement or by law, the Managing Member shall have no authority to act on behalf of the Company and is expressly prohibited from the following:

     a)    Doing any act in contravention of this Agreement;

     b) Doing any act which would make it impossible to carry on the ordinary business of the Company; provided, however, that the sale of all of the Company Project shall be within the ordinary course of the Company business;

     c) Confessing to judgment against the Company in connection with any threatened or pending legal action;

     d) Possessing Company property or assigning the rights of the Company in specific Company property for other than a Company purpose;

     e)    Admitting a person as a Member except as provided in this Agreement;

     f) Acquiring any property other than in connection with the acquisition, ownership, improvement, development, leasing, or sale of the Project.

     6.3 Compensation to the Managing Member. The Managing Member or Brooks Development Company, L.L.C., shall be entitled to receive the following fees and reimbursements from the Company:

     a) A development fee in the amount of $100,000 payable at such time and in such manner as the Managing Member shall determine is appropriate after January 1, 1997.

     b) A management fee ("Management Fee") equal to seven percent (7%) of the gross rental income of the Company. The Management Fee shall be payable within 45 days after the due date on which the gross rental income is earned upon which the Management Fee is based.

     c) Reimbursement for reasonable costs incurred by the Managing Member including but not limited to automobile mileage, office rental, telephone and facsimile machine expenses, expenses associated with computer and other office equipment usage, clerical expenses, and other expenses related to the Company's business.

The Managing Member is specifically authorized to enter into lease agreements or other contracts on behalf of the Company with himself individually or with relatives or with other entities in

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which Managing Member has a financial interest, or to otherwise charge the
Company a reasonable fee for the use of property belonging to the Managing Member, his relatives, or entities in which he has a financial interest.

The fees provided in this paragraph shall be in addition to fees and expenses of the on-site manager or contract management company of the Project, and in the event the Managing Member assumes the on-site management of the Project, he shall be entitled to a reasonable fee for such services.

     6.4 Other Activities of Members. Neither the Managing Member nor any other Member shall be required to manage or participate in the Company as its sole and exclusive function, and may have other business interests and may engage in other ventures or activities in addition to those relating to the Company, which ventures or activities may compete with the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement or otherwise in or to such other ventures or activities or to the income of proceeds derived therefrom. Neither the Managing Member nor any other Member shall be obligated to present investment opportunities to the Company other than the Project including other similar assisted care living projects.
While it is the parties' understanding that the Managing Member intends to present to the Members possible opportunities to invest in other assisted care living facilities which the Managing Member may develop and build in the future, nothing herein shall be construed to require him to do so.

     6.5 Indemnification and Liability of Managing Member. The 6.5 Company shall indemnify the Managing Member against all claims or liability incurred or imposed upon Managing Member in the good faith exercise of his judgment relative to the Company Project. Neither the Company nor any Member shall have any claim against any Managing Member by reason of any act or omission of such Managing Member in the exercise of its judgment relative to the Company provided such Managing Member was not guilty of willful misconduct or gross negligence.

     6.6 Indemnification and Liability of Other Members. The Company shall indemnify any other Member against all claims or liability incurred or imposed upon such Member solely as a result of such Member's interest in the Company.

7.   PROVISIONS APPLICABLE TO MEMBERS

     7.1 No Participation or Routine Management. No Member except the Managing Member shall take any part or participate in the routine conduct of or have any control over the day-to-day business of the Company.

     7.2 No Withdrawal. The Members shall not be entitled to withdraw from the Company or in any other manner terminate the Company except as provided herein.

     7.3 Examination of Records. All Members may have access at all reasonable times to the books and records of the Company to inspect and copy the same, but all Members shall keep

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the books and records of the Company confidential as may be necessary to protect the best interests of the Company.


8.   BOOKS, RECORDS AND REPORTS

     8.1 Books and Records. The Managing Member will keep books of account of the Company, employing comprehensive tax basis accounting procedures, consistently applied. The books of account shall be maintained at the principal office of the Company.

     8.2 Financial Reports. The Managing Member shall deliver to all Members at reasonable intervals to be determined by the Managing Member financial statements, including a balance sheet and statement of income and expense. The cost of such reporting shall be paid by the Company as a Company expense.


9.   TRANSFERABILITY OF MEMBER'S INTEREST

     9.1 Restriction on Transfer. A Member may not assign or otherwise transfer such Member's interest in the company without the prior written consent of all other Members, except as provided herein.

     9.2 Transferee's Interest. In the event of a purported assignment or transfer, whether voluntary or involuntary, of a Member's interest in the company without compliance with this Section 9, the transferee of the interest of the Member shall have no right to participate in the management of the business and affairs of the Company or vote, but shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which that Member whose interest has been transferred otherwise would be entitled.

     9.3 Right of First Refusal. In the event any Member wishes to sell such Member's interest in the Company to a non-Member, the Company shall first have the option to redeem such selling Member's interest in the Company on the same terms and conditions as such agreement with the prospective non-Member purchaser during a period of ten (10) days following written notice to the Company and to each of the other Members of such Member's intent to sell and the material terms of the agreement with the prospective non-Member purchaser. In the event the Company fails to exercise its option hereunder, then during the ten (IO) days following the date on which the Company's option expires, any Member or Members of the Company shall have the option to purchase such selling Member's interest on the same terms and conditions as the agreement with the prospective non-Member purchaser. In the event more than one Member exercises the option to purchase hereunder, the interest shall be purchased by such Members on a pro-rata basis based on such Members' Interests in the Company, unless otherwise agreed to by such purchasing Members.

     The Members shall have the right to transfer their Interests and to admit additional Members only by the unanimous written approval of the Members after the Company and the remaining Members have failed to exercise their right of first refusal. If all of the other Members of the Company, other than the Member proposing to dispose of such Member's interest, do not

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approve of the proposed transfer by unanimous written consent, the transferee of the interest of the Member shall have no right to participate in the management of the business and affairs of the Company or to become a Member. Such transferee shall be entitled to receive only the share of profits and other compensation by way of income and the return of contributions to which that Member whose interest has been transferred otherwise would have been entitled.

10.  DISSOLUTION, TERMINATION AND DISTRIBUTION

     10.1 Dissolution. The Company shall be dissolved upon the occurrence of one or more of the following events:

     a) The expiration of the term of the Company as provided in Section 2.2 of this Agreement;

     b)     The unanimous written agreement of all Members; or

     c) The death, insanity, retirement, expulsion, resignation, bankruptcy, or dissolution of the Managing Member or the occurrence of any other event which terminates the continued membership of the Managing Member; provided, however, that the remaining Members shall have the right to continue the business of the Company in any such event, but only upon the consent of the remaining Members holding not less than a majority of the profits interest and a majority of the capital interest.

     10.2 Liquidation. In the event of the liquidation of all or substantially all of the assets of the Company for any reason, the Managing Member shall act as liquidator and shall commence to wind up the affairs of the Company and liquidate the Company's assets. The Managing Member shall determine whether the assets of the Company are to be sold or whether the assets are to be distributed to the Members in dissolution of the Company. If assets are distributed to the Members, a hypothetical gain or loss on the assets shall be computed. All such assets to be distributed shall be valued at their then fair market value as determined by the Members and the difference, if any, of the fair market value over (or under) the adjusted bases of such property to the Company shall be credited (or charged) to the capital accounts of the Members in accordance with their Interests in the Company. If the Members are unable to agree on the fair market value of any asset of the Company, the fair market value shall be the average of two appraisals (one prepared by qualified appraiser selected by the Managing Member and the other selected by the remaining Member or Members).

     10.3 Profits or Losses in Winding Up. - The Members shall continue to share profits and losses during the winding up in the same proportion as before liquidation.

     10.4 Distributions at Liquidation. Subject to the right of the Managing Member to set up such cash reserve as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of liquidation and any remaining assets of the Company shall be distributed as follows:


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     a)     To creditors, in order of priority as provided by law;

     b)     To Members for loans, if any, made by them to the Company; and

     c) To the Members, ratably, in accordance with the positive capital account balances of the Members, after giving effect to all contributions, distributions and allocations for all periods.

11.  MISCELLANEOUS PROVISIONS

     11.1 Entire Contract. This Agreement shall constitute the entire contract between the parties, and there are no other or further agreements outstanding not specifically mentioned herein.

     11.2 Binding Effect. The covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, and to their permitted successors and assigns.

     11.3 Applicable Law. This Agreement shall be construed and enforced according to the laws of the State of Kansas.

     11.4 Amendments. This Agreement may be amended only upon the unanimous written consent of the parties hereto.

     11.5 Counterparts. This Operating Agreement may be executed in any number of counterparts, each of which is identical, all of which shall be deemed to be an original, and all of which shall be construed together as a single agreement. The parties authorize the assembly of signature pages of all copies or counterparts on one agreement for record-keeping purposes. This Agreement shall not be effective with respect to or binding upon any party hereto until the required number of Members under Section 2.6 have executed at least one counterpart of this Agreement.



/S/ Robert A. Brooks                             /S/Carol M. Brooks
-------------------------                       ------------------------------
ROBERT A. BROOKS                                 CAROL M. BROOKS








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